Exhibit 10.12

AGREEMENT FOR TERMINATION OF LEASE

AND VOLUNTARY SURRENDER OF PREMISES

This Agreement for Termination of Lease and Voluntary Surrender of Premises (this “Agreement”) is made and entered into as of October   25  , 2023, by and between ARE-SD REGION NO. 44, LLC, a Delaware limited liability company (“Landlord”), and PIPELINE THERAPEUTICS, INC., a Delaware corporation (“Tenant”), with reference to the following:

RECITALS

A. Pursuant to that certain Lease Agreement dated as of January 3, 2018, as amended by that certain First Amendment to Lease dated as of February 16, 2018, as further amended by that certain Second Amendment to Lease dated as of April 2, 2018, and as further amended by that certain Third Amendment to Lease dated as of June 15, 2021 (as amended, the “Lease”), Tenant now leases from Landlord certain premises containing approximately 17,408 rentable square feet, commonly known as Suites 200 and 215 (the “Premises”) in that certain building located at 10578 Science Center Drive, San Diego, California, as more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B. The Term of the Lease is scheduled to expire on September 30, 2024 (the “Scheduled Expiration Date”).

C. Concurrently with the execution of this Agreement, Tenant has executed a new lease agreement with ARE-3535/3565 General Atomics Court, LLC, a Delaware limited liability company, an affiliate of Landlord, pursuant to which Tenant will lease certain premises containing approximately 24,695 rentable square feet, commonly known as Suites 200 and 100A (the “GAC Premises”), in that certain building located at 3565 General Atomics Court, San Diego, California (the “GAC Lease”).

D. Tenant and Landlord desire, subject to the terms and conditions set forth below, to amend the expiration date of the Term of the Lease.

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. Termination Date. Landlord and Tenant agree, subject to the terms and conditions set forth herein, to amend the expiration date of the Term of the Lease from the Scheduled Expiration Date to 11:59 PM PST on the day that is 30 days after the “Commencement Date” (as such term is defined in the GAC Lease) (such date, the “Termination Date”); provided, however, that in the event Tenant is unable to relocate to the GAC Premises by the Termination Date due to Force Majeure events (including, without limitation, Force Majeure events impacting the performance of Tenant’s surrender obligations as to the Premises), then the Termination Date shall be extended on a day for day basis for each day of delay caused by such Force Majeure events. Notwithstanding anything contained herein to the contrary, in the event that the GAC Lease terminates prior to the “Commencement Date” (as such term is defined in the GAC Lease) such that the “Commencement Date” (as such term is defined in the GAC Lease) never occurs, then the Termination Date shall occur on the later to occur of (i) the Scheduled Expiration Date, and (ii) the date that is 30 days after the date that the GAC Lease terminates. Notwithstanding anything contained herein to the contrary, in no event shall the Termination Date occur later than 180 days after the “Target Commencement Date” (as such term is defined in the GAC Lease) of the GAC Lease.

Notwithstanding anything to the contrary contained in the Lease, Tenant shall have no further right to expand the size of the Premises or to extend the Term of the Lease, and the Term of the Lease shall terminate on the Termination Date.

2. Termination. Notwithstanding anything to the contrary contained in this Agreement, if Tenant does not surrender the Premises on or before the Termination Date in strict accordance with the terms of this Agreement, the Term of the Lease shall nonetheless terminate on the Termination Date and the holdover provisions of the Lease shall apply.

3. Base Rent and Operating Expenses. Notwithstanding anything to the contrary contained in the Lease, so long as Tenant is not then in default under the Lease, Base Rent and Operating Expenses shall be abated for the period commencing on January 1, 2024 through the earlier of (i) the Termination Date and (ii) 30 days after the “Commencement Date” (as such term is defined in the GAC Lease) of the GAC Lease (such period, the “Abatement Period”). For the avoidance of doubt, Tenant shall remain obligated to pay all other amounts due and payable under the Lease during the Abatement Period, including, without limitation, charges for all Utilities used on the Premises. Tenant shall not be required to pay Base Rent or Operating Expenses for any period following the Termination Date so long as Tenant surrenders the Premises in strict compliance with this Agreement and the Lease, and Tenant is not in breach hereof or under the Lease.

4. Termination and Surrender. Tenant shall voluntarily surrender the Premises as provided in this Agreement. Tenant agrees to cooperate reasonably with Landlord in all matters, as applicable, relating to surrendering the Premises in accordance with the surrender requirements set forth in the Lease and in the condition required pursuant to the Lease. After the Termination Date, Tenant shall have no further rights of any kind with respect to the Premises. Notwithstanding the foregoing, as provided in Section 5 hereof, those provisions of the Lease which, by their terms, survive the termination of the Lease shall survive the surrender of the Premises and termination of the Lease provided for herein.

5. No Further Obligations. Landlord and Tenant each agree that the other is excused following the Termination Date from any further obligations under the Lease with respect to the Premises, excepting only such obligations under the Lease which are, by their terms, intended to survive termination of the Lease (including, without limitation, those obligations in connection with the reconciliation of Operating Expenses pursuant to Section 5 of the Lease), which are intended to survive termination of the Lease) and except as provided for in this Agreement. For avoidance of doubt, the parties agree that Tenant shall not be responsible for paying Base Rent or Operating Expenses with respect to the Premises attributable to any period of time following the Termination Date; provided, however, the holdover provisions of the Lease shall apply if Tenant fails to surrender the Premises in strict compliance with the terms of this Agreement on or before the Termination Date. In addition, nothing herein shall be deemed to limit or terminate any common law or statutory rights Landlord may have with respect to Tenant in connection with any hazardous materials or for violations of any governmental requirements or requirements of applicable law. Nothing herein shall excuse Tenant from its obligations under the Lease, as modified by this Agreement, prior to the Termination Date.

6. Removal of Personal Property. Any personal property of Tenant remaining in the Premises after the Termination Date is hereby agreed to be abandoned by Tenant and may be disposed of by Landlord, in Landlord’s sole discretion, without obligation or liability of any kind to Tenant.

7. Tenant’s Notice Address. Any notice given by Landlord to Tenant following the Termination Date may be delivered by (i) reputable overnight courier, or (ii) hand delivery with signature confirming receipt to the following address:

3565 General Atomics Court, Suites 200 and 100A

San Diego, California 92121

Attention: Lease Administrator

8. Acknowledgment. Tenant acknowledges that it has read the provisions of this Agreement, understands them, and is bound by them. Time is of the essence in this Agreement.

9. No Assignment. Tenant represents and warrants that Tenant has not assigned, mortgaged, subleased, pledged, encumbered or otherwise transferred any interest in the Lease and that Tenant holds the interest in the Premises as set forth in the Lease as of the date of this Agreement.

10. No Modification. This Agreement may not be modified or terminated except in writing signed by all parties.

11. Successors and Assigns. The covenants and agreements herein contained shall inure to the benefit and be binding upon the parties and their respective successors and assigns.

12. Attorneys’ Fees. In the event of a dispute between the parties, the prevailing party shall be entitled to have its reasonable attorneys’ fees and costs paid by the other party. Each party shall be responsible for its own costs and legal fees in connection with the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

13. Choice of Law. Construction and interpretation of this Agreement shall be governed by the internal laws of the state in which the Premises are located, excluding any principles of conflicts of laws.

14. Opportunity for Consultation. Each party represents and warrants that such party is entering into this Agreement knowingly and voluntarily and that each party has, or has had the opportunity to, review any and all aspects of this Agreement with the legal, tax or other advisor or advisors of such party’s choice prior to executing this Agreement. Each of the parties has had the opportunity to negotiate the terms, conditions and language of this Agreement. The rule of construction that ambiguities are resolved against the drafting party shall not be applied in interpreting this Agreement.

15. OFAC. Tenant is currently (a) in compliance with and shall at all times during the Term of the Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List or the Sectoral Sanctions Identifications List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

16. Counterparts. This Agreement may be executed in 2 or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Electronic signatures shall be deemed original signatures for purposes of this Agreement and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.

[Signatures are on the next page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TENANT:

PIPELINE THERAPEUTICS, INC.,
a Delaware corporation

By:	/s/ Peter Slover Peter Slover
Its:	Chief Financial Officer

☒ I hereby certify that the signature, name,
and title above are my signature, name and title

LANDLORD:

ARE-SD REGION NO. 44, LLC,
a Delaware limited liability company

By:	Alexandria Real Estate Equities, L.P.,
a Delaware limited partnership,
managing member

	By:	ARE-QRS Corp.,
a Maryland corporation,
general partner

		By:	/s/ Gary Dean Gary Dean
		Its:	Executive Vice President – Real Estate Legal Affairs

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